Exhibit 99.1

News Announcement         For Immediate Release

NEXSTAR MEDIA GROUP BOARD OF DIRECTORS AUTHORIZES

$100 MILLION EXPANSION OF SHARE REPURCHASE PROGRAM

Action Follows $48.7 Million of Share Repurchases in 2017 Second

Quarter which Depleted Balance of Prior $100 Million Authorization

IRVING, Texas (June 12, 2017) – Nexstar Media Group, Inc. (Nasdaq: NXST) announced today that its Board of Directors has approved an expansion of the Company’s share repurchase authorization to repurchase up to an additional $100 million of its Class A common stock.  During the second quarter of 2017, the Company repurchased approximately 839,000 shares of its Class A common stock at an average purchase price of approximately $58.10 per share for a total cost of $48.7 million, which depleted the balance of its prior $100 million share repurchase authorization.

Perry A. Sook, Chairman, President and Chief Executive Officer of Nexstar Media Group, Inc. commented, “The expanded repurchase authorization reflects our confidence in the Company's growing free cash flow from operations and our focus on deploying capital in a manner that best serves our shareholders.

“With the operating momentum across our business Nexstar remains on track to meet our target for average annual free cash flow in the 2017/2018 cycle of approximately $565 million (before the impact of $47.7 million of one-time transaction expenses).  As such, we have the financial flexibility to take a range of actions to enhance shareholder value including our return of capital initiatives through the quarterly cash dividend and share repurchases, leverage reduction and pursuing opportunistic, accretive tuck-in acquisitions.”

Repurchases by the Company will be subject to available liquidity, general market and economic conditions, alternate uses for the capital and other factors. Share repurchases may be made from time to time in open market transactions, block trades or in private transactions in accordance with applicable securities laws and regulations and other legal requirements, including compliance with the Company’s finance agreements. There is no minimum number of shares that the Company is required to repurchase and the repurchase program may be suspended or discontinued at any time without prior notice. All shares purchased will be held in the Company’s treasury for possible future use. The Company anticipates funding any share repurchases from its cash flow from operations. Reflecting the repurchases in the second quarter of 2017, Nexstar has approximately 46.4 million shares of Class A common stock outstanding (the only class of shares outstanding).

About Nexstar Media Group, Inc.

Nexstar Media Group is a leading diversified media company that leverages localism to bring new services and value to consumers and advertisers through its traditional media, digital and mobile media platforms. Nexstar owns, operates, programs or provides sales and other services to 170 television stations and related digital multicast signals reaching 100 markets or nearly 39% of all U.S. television households. Nexstar’s portfolio includes primary affiliates of NBC, CBS, ABC, FOX, MyNetworkTV and The CW. Nexstar’s community portal websites offer additional hyper-local content and verticals for consumers and advertisers, allowing audiences to choose where, when and how they access content while creating new revenue opportunities. For more information please visit www.nexstar.tv.

Forward-Looking Statements

This communication includes forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events. Forward-looking statements include information preceded by, followed by, or that includes the words "guidance," "believes," "expects," "anticipates," "could," or similar expressions. For these statements, Nexstar claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this communication, concerning, among other things, future financial performance, including changes in net revenue, cash flow and operating expenses, involve risks and uncertainties, and are subject to change based on various important factors, including the impact of changes in national and regional economies, the ability to service and refinance our outstanding debt, successful integration of acquired television stations and digital businesses (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising, future regulatory actions and conditions in the television stations' operating areas, competition from others in the broadcast television markets, volatility in programming costs, the effects of governmental regulation of broadcasting, industry consolidation, technological developments and major world news events. Nexstar undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this communication might not occur. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this release. For more details on factors that could affect these expectations, please see Nexstar’s other filings with the SEC.

Contact:

Thomas E. Carter	Joseph Jaffoni, Jennifer Neuman
EVP and Chief Financial Officer	JCIR
Nexstar Media Group, Inc.	212/835-8500 or nxst@jcir.com
972/373-8800

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